EXHIBIT 10.1

                            ASSET PURCHASE AGREEMENT

     This ASSET PURCHASE AGREEMENT, dated as of November 29, 2001, by and among ELAN-POLO, INC., a Missouri corporation (the "Elan-Polo") and DANIEL GREEN COMPANY, a Massachusetts corporation (the "Daniel Green"). A schedule of defined terms is set forth in Exhibit A annexed hereto.

                                R E C I T A L S:

     WHEREAS, Daniel Green is engaged in the manufacture, import, marketing, design and wholesale of men's and women's footwear in the United States under various brand names, including the Daniel Green and L.B. Evans brand names; and

     WHEREAS, Elan-Polo desires to purchase and acquire from Daniel Green and Daniel Green desires to sell and transfer to Elan-Polo all of its inventories and certain other assets used solely in connection with the marketing and sale of footwear products under the Daniel Green and L.B. Evans brands (the "Acquired Brands"), all on the terms and conditions set forth herein;

                              P R O V I S I O N S :

     NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and agreements herein contained, the parties, intending to be legally bound hereby, agree as follows:

                                    ARTICLE I
                         ASSETS TO BE PURCHASED AND SOLD

     Section 1.1 Acquired Assets.

          (a) Acquired Assets. On the Closing Date (as defined in Section 2.1(a)), subject to the terms and conditions of this Agreement, Daniel Green shall sell, assign, transfer, convey and deliver, to Elan-Polo, and Elan-Polo shall purchase, pay for and accept from Daniel Green all of the right, title and interest of Daniel Green in all of the following assets held by Daniel Green as of the Closing Date ("Acquired Assets"), free and clear of all liens, claims, charges or encumbrances of any nature whatsoever ("Encumbrances"), in each case solely to the extent used in the manufacture, import, marketing, design or wholesale of men's and women's footwear under the Acquired Brands' names:

               (i) Contracts. To the extent assignable, all executory contracts and contract rights of Daniel Green, including, without limitation, those for the purchase of materials, supplies and services, the sale of products or services and rights and claims and interests of every kind, such as foreign agent agreements, undelivered manufacturer/factory orders, buyer agent and other service agreements, sales orders, supply contracts, purchase orders, commitments, trademark, copyright and other license agreements and other documents to which Daniel Green is a party or by which it has rights and/or obligations (collectively, the "Assigned Contracts"),


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          including,  but not limited to, the Acquisition Agreement between L.B.
          Evans Son Company Limited Partnership and Daniel Green Company, dated January 11, 2000 (the "L.B. Evans Acquisition Agreement")

               (ii) Acquired Inventory. All inventories of finished goods, work in progress, raw materials, service parts and supplies (including all pre-production approved samples by customers and licensees), wherever located at the Closing Date, including, without limitation, such inventories:

                    (A) located at  facilities  owned,  used or leased by Daniel
               Green's foreign agents;

                    (B) located at  facilities  owned,  used or leased by Daniel
               Green's manufacturers or suppliers;

                    (C) in transit; and

                    (D) located on the premises of Daniel Green's warehouse distribution facility in Old Town, Maine (the "Daniel Green Warehouse").

     (All inventories described under this Section 1.1(a)(ii) are referred to collectively as the "Acquired Inventory.")

     Provided, however, that any product styles made exclusively for sale to Dillards, Inc. shall be excluded from the Acquired Inventory unless prior to the Closing Date Dillards confirms to Daniel Green its intention to purchase such inventory in the future. However, if such Dillards inventory is excluded from the Acquired Inventory, Daniel Green, in its sole discretion, shall have the right to sell such inventory as Daniel Green sees fit.

                    (iii) Trademarks. All registered and unregistered trade names, trademarks, service marks, product designations, corporate names, trade dress, logos, slogans, designs and general intangibles of like nature, together with all registrations and recordings and all applications for registration therefor and all translations, adaptations, derivatives and combinations thereof identified and described in Schedule 1.1 of the Daniel Green Disclosure Schedule (the "Acquired Trademarks") and all goodwill thereof.

                    (iv) Permits, Licenses, Registrations, Etc. To the extent assignable, all consents, permits, licenses, orders, registrations, franchises, certificates, approvals or other similar rights from any federal, state or local regulatory agencies.

                    (v) Books and Records. All operating manuals and guidelines, software manuals and documentation, manuals and data, catalogues, slogans, quotations, sales and advertising materials, sales and purchase correspondence, research and development records, lists of present and former customers and suppliers, customer credit information, customer pricing information, business plans and personnel and employment records and files.

          (b) Retained Assets. Notwithstanding anything contained herein to the contrary, Daniel Green shall not sell, transfer, convey or deliver, or cause to be sold, transferred,


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     conveyed or delivered, to Elan-Polo,  and Elan-Polo shall not purchase from
     Daniel Green any of the following assets, properties, interests and rights of Daniel Green (the "Retained Assets"):

               (i) Cash and Cash Equivalents. All cash and cash equivalents, such as bank deposits and securities;

               (ii) Accounts and Notes Receivable. All accounts and notes receivable, net of all charge backs, offsets and credits;

               (iii)   Penobscot   Shoe  Company.   All  capital  stock  of  any
          subsidiaries, including, but not limited to, the capital stock of Penobscot Shoe Company ("Penobscot");

               (iv) Real Properties and Leasehold Interests. All interests, options or rights in and to all real property (including the Daniel Green Warehouse) and or leases of real property used or occupied by Daniel Green, together with all buildings, structures, improvements, easements, fixtures, rights of way and appurtenances located therein or thereon;

               (v) Books and Records. All books and records of Daniel Green related to the other Retained Assets or the Retained Liabilities, provided, however, that Daniel Green shall allow Elan-Polo reasonable access to all books and records relating to the sales history, cost of goods sold history and accounts receivable write-off history of the Acquired Assets;

               (vi) Other Assets. All other assets, properties, interests and rights of Daniel Green which are not used solely in the manufacture, import, marketing, design or wholesale of men's and women's footwear under the Acquired Brands names; and

               (vii) Rights Under This Agreement. All of Daniel Green's rights under this Agreement, the Conveyance Agreements, the Note, the L/C, the Collateral Assignment, the Transition Services Agreement, the Lease Agreement and all other agreements, documents and instruments execute in connection herewith.

     Section 1.2 Daniel Green's Liabilities.

          (a) Assumed Liabilities. On and as of the Closing Date, subject to the terms and conditions of this Agreement, Elan-Polo shall assume and agree to pay, perform and discharge as and when due all of the following liabilities and obligations of Daniel Green that arise after the Closing (collectively, the "Assumed Liabilities"):

               (i) under the Assigned Contracts, including, but not limited to, the L.B. Evans Acquisition Agreement; and

               (ii) All obligations and liabilities in respect of any and all Acquired Inventory sold by Elan-Polo or any of its affiliates or associates on or after the Closing Date, including obligations and liabilities for product liability claims for defective products for personal, property or other damage or for refunds, adjustments, allowances, rebates, repairs, exchanges, returns and warranties of merchantability and other contractual warranty claims.


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          (b) Liabilities Not Assumed.  Notwithstanding anything to the contrary contained in this Agreement, except for the Assumed Liabilities, Elan-Polo shall not assume or in any manner become liable or responsible for any liability, obligation, commitment or expense of any kind, known or unknown, now existing or hereafter arising, of or related to Daniel Green, or the Acquired Assets. Daniel Green shall retain responsibility for all of its liabilities, payments or obligations other than the Assumed Liabilities (the "Retained Liabilities"), including obligations and liabilities for refunds, adjustments, allowances, repairs, exchanges, returns, claims of warranty of merchantability and other claims from products sold by Daniel Green under the Acquired Brands names prior to the Closing Date.

     Section 1.3 Daniel Green/Elan-Polo Buying Agency Agreement. Notwithstanding anything to the contrary, Daniel Green and Elan-Polo agree that the Buying Agency Agreement dated January 1, 2000 between such parties shall terminate and be of no further force or effect as of the Closing Date.

     Section 1.4 Transition Services Agreement. On the Closing Date, Daniel Green and Elan-Polo shall enter into a Transition Services Agreement in the form attached hereto as Exhibit B (the "Transition Services Agreement").

     Section 1.5 Lease Agreement. On the Closing Date, Daniel Green and Elan-Polo shall enter into a Lease Agreement for the Daniel Green Warehouse in the form attached hereto as Exhibit C (the "Lease Agreement").

                                   ARTICLE II
                    CLOSING AND CLOSING DATE; PURCHASE PRICE

     Section 2.1 The Closing.

          (a) Closing Date. Subject to Article VI, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Woods Oviatt Gilman LLP, Rochester, New York, commencing at 10:00 a.m., local time, on December 28, 2001 and TIME IS HEREBY MADE OF THE ESSENCE (the "Closing Date").

          (b) Closing Documents.

               (i) Daniel Green's Deliveries. At or prior to the Closing, Daniel Green shall deliver or cause to be delivered to Elan-Polo the following documents (the "Daniel Green Closing Documents"):

                    (A) an Assignment and Assumption Agreement  substantially in the form attached hereto as Exhibit D (the "Contract Assignment") executed by Daniel Green conveying the Assigned Contracts to Elan-Polo;

                    (B) a separate  trademark  assignment  in the form  attached hereto as Exhibit E (the "Trademark Assignments") executed by Daniel Green conveying the Acquired Trademarks to Elan-Polo;


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                    (C) a Bill of Sale in the form attached  hereto as Exhibit F
               (the "Bill of Sale") executed by Daniel Green conveying the Acquired Inventory to Elan-Polo; and

                    (D) such other sale,  conveyance  and transfer  documents in form and substance reasonably satisfactory to Elan-Polo and its counsel in order effectively to vest in Elan-Polo title to all of the Acquired Assets (all such documents, together with the Contract Assignment, the Trademark Assignments and the Bill of Sale, the "Conveyance Agreements"), as required by Section 6.2(c);

                    (E) as  required by Section  1.4,  the  Transition  Services
               Agreement executed by Daniel Green;

                    (F) as required by Section 1.5, the Lease Agreement executed by Daniel Green;

                    (G) the books, lists and papers described in Section 1.1(a)(v);

                    (H)   the   Preliminary   Inventory   Certificate   for  the
               calculation of the purchase price attributable to the Acquired Inventory contemplated under Section 2.2(a)(iv);

                    (I) a UCC-11 search showing no security  interests  recorded against the Acquired Assets, except for Manufacturers Traders and Trust Company and James Riedman together with UCC-3 releases signed by Manufacturers and Traders Trust Company and James Riedman (or his assignee) releasing their respective security interest in the Acquired Assets;

                    (J) a  certificate  executed  by  Daniel  Green's  secretary certifying to the resolutions necessary to authorize Daniel Green's execution and delivery of this Agreement, the Conveyances Agreement, the Transition Services Agreement, the Lease Agreement and the performance of its obligations hereunder and thereunder;

                    (K) an incumbency certificate and good standing certificates with respect to Daniel Green;

                    (L) the Daniel Green Brand Annual Minimum Payment certificate pursuant to, and L.B. Evans Brand Annual Minimum Payment certificate pursuant to, Section 2.2(b)(i) and (ii), respectively; and

                    (M) any other documents otherwise required by this Agreement to be delivered by Daniel Green at or prior to the Closing.

               (ii) Elan-Polo's Closing Deliveries. At the Closing, Elan-Polo shall deliver or cause to be delivered to Daniel Green the following documents (the "Elan-Polo Closing Documents"):

                    (A) the  Conveyance  Agreements  to which  it will  become a party, in each case executed by Elan-Polo;


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                    (B) as  required  by  Section  2.2(a)(vi)  below,  the  Note executed by Elan-Polo and the L/C issued by the L/C Bank;

                    (C) as required  by Section  2.2(b)(iv)(F),  the  Collateral
               Assignment executed by Elan-Polo;

                    (D) a certificate executed by Elan-Polo's secretary certifying to the resolutions necessary to authorize Elan-Polo's execution and delivery of this Agreement, the Note, the Conveyance Agreements, the documents required by the L/C Bank to issue the L/C, the Collateral Assignment, the Transition Services Agreement, the Lease Agreement and all other agreements, documents and instruments execute in connection herewith and the performance of its obligations hereunder and thereunder;

                    (E)   an   incumbency   certificates   and   good   standing
               certificates with respect to Elan-Polo;

                    (F) as  required by Section  1.4,  the  Transition  Services
               Agreement executed by Elan-Polo;

                    (G) as required by Section 1.5, the Lease Agreement executed by Elan-Polo; and

                    (H) any other documents otherwise required by this Agreement to be delivered by Elan-Polo at or prior to the Closing.

     Section 2.2 Purchase Price. In consideration of the sale, transfer, conveyance and assignment of all the Acquired Assets, on the Closing Date, Elan-Polo shall assume the Assumed Liabilities and as the purchase price pay Seller the sum of (a)(i) and (b)(i) and (ii) set forth below in this Section 2.2 (the "Purchase Price"):

          (a) Acquired Inventory Purchase Price.

               (i) The total amount due for the Acquired Inventory (the "Acquired Inventory Purchase Price") shall be the sum of (A) the aggregate Inventory Cost for all Acquired Inventory in the Carry-Over A Styles, (B) 50% of the aggregate Inventory Cost for all Acquired Inventory in the Carry-Over B Styles and the Discontinued A Styles and
          (C) 25% of the aggregate Inventory Cost for all Acquired Inventory in the Discontinued B Styles and the classification of all product styles as set forth on Exhibit F attached hereto. For purposes hereof, "Inventory Cost" means Daniel Green's costs for the Acquired Inventory as recorded in its books of account as of the Closing Date, inclusive of net invoice cost, freight, duty and other direct costs, taxes, and assessments.

               (ii) Notwithstanding anything to the contrary above, Elan-Polo reserves the right to renegotiate the Inventory Cost of any particular style if the inventory level of such particular style exceeds the projected inventory level furnished by Daniel Green on November 13, 2001 by more than 25%.


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               (iii)  Elan-Polo  shall be  entitled  to receive  Daniel  Green's perpetual inventory records for each style included in the Acquired Inventory, including pairs and the Inventory Cost, at least thirty
          (30) days prior to the Closing Date. In addition, Elan-Polo shall be entitled to conduct verification of Daniel Green's Acquired Brands inventory quantities and landed cost of such perpetual inventory records. Elan-Polo also will be entitled to receive weekly sales and quantities reports after the date hereof and prior to the Closing Date for inventories of each style included in the Acquired Brands, as well as copies of receipts for such inventories with quantities and the Inventory Cost from the date of the perpetual inventory report through the Closing Date.

               (iv) At the Closing, Daniel Green shall deliver to Elan-Polo a certificate executed by an officer of Daniel Green certifying the total amount due for the Acquired Inventory (the "Preliminary Inventory Certificate") pursuant to Section 2.2(a)(i), which shall set forth the quantity of each style included in the Acquired Inventory and the Inventory Cost thereof and the aggregate amount due for the Acquired Inventory Purchase Price pursuant to Section 2.2(a)(i) above. At the Closing, Elan-Polo shall pay to Daniel Green the sum due for the Acquired Inventory Purchase Price pursuant to Section 2.2(a)(i) based on the Preliminary Inventory Certificate (the "Estimated Acquired Inventory Purchase Price") and in accordance with Section 2.2(vi) below.

               (v) As soon as reasonably practicable following the Closing, Daniel Green shall cause Deloitte & Touche, LLP ("Deloitte &Touche") to audit the physical inventory of the Acquired Inventory as of the Closing Date and to verify that the information contained in the Preliminary Inventory Certificate has been prepared in accordance with the terms of this Agreement. Daniel Green and Elan-Polo shall cooperate in making the Acquired Inventory and all relevant supporting books and records available to Delloite & Touche. Daniel Green and Elan-Polo shall share equally all fees, costs and expense of Delloite & Touche's engagement. Daniel Green shall use reasonable efforts to have the engagement completed within ninety (90) days after the Closing Date.

     If Delloite & Touche determines that the Preliminary Inventory Certificate is correct, then it shall become and be deemed to be the Final Inventory
Certificate. If Deloitte & Touche determines that the Preliminary Inventory Certificate is incorrect, then it shall prepare and issue a Final Inventory Certificate that sets forth the correct information. In either case, the Final Inventory Certificate shall be final and binding on the parties for purposes of determining the Final Acquired Inventory Purchase Price. If the Estimated Acquired Inventory Purchase Price is more or less than the Final Acquired Inventory Purchase Price, then the principal amount of the Note referred to below shall be adjusted by such difference. In such event, Elan-Polo shall promptly prepare and issue a new Note to amend and restate the old Note and upon Daniel Green's acceptance thereof, Daniel Green shall surrender the old Note to Elan-Polo.

               (vi) The Acquired Inventory Purchase Price shall be paid as follows:

                    (A) At Closing,  Elan-Polo  shall pay or cause to be paid to
               Daniel Green an amount equal to 50% of the aggregate Inventory Cost of all Acquired Inventory by wire transfer of immediately available funds to an account designated by Daniel Green (or other means acceptable to Daniel Green); and


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                    (B) At Closing,  Elan-Polo  shall issue its promissory  note
               (the "Note") in the principal amount equal to 50% of the aggregate Inventory Cost of all Acquired Inventory. The Note shall be payable in full on June 30, 2002 (the "Note Maturity Date") (unless earlier accelerated) and, prior to an event of default, accrue no interest. The Note shall be in the form of Exhibit G annexed hereto and dated as of the Closing Date. The Note shall provide that it is not subject to any offset of any kind and shall be in negotiable form.

                    (C) In order to secure all of Elan-Polo's  obligations under the Note, Elan-Polo shall, at its own cost and expense and for its account, cause to be issued, on the Closing Date, an irrevocable standby Letter of Credit in the original face amount equal to the original principal amount of the Note (the "L/C") for the benefit of Daniel Green, issued by a national bank (the "L/C Bank") reasonably acceptable to Daniel Green. The L/C shall provide that Daniel Green may draw the full face amount of the L/C upon its presentation of a sight draft and a certificate wherein it certifies that Elan-Polo is in default of payment under the Note. There shall be no other conditions to a draw on the L/C. The L/C shall be fully transferable and assignable by Daniel Green. The L/C shall have an expiration date that is thirty (30) days after the Note Maturity Date. The L/C shall otherwise be in the form of Exhibit H annexed hereto and otherwise acceptable to Daniel Green.

          (b) Additional Purchase Price Payments.

               (i) Daniel Green Brand Payments. On or before March 1, 2003, March 1, 2004 and March 1, 2005, Elan-Polo shall pay Daniel Green an amount equal to the greater of (A) 6% of the Net Sales of all Daniel Green brand name products sold during the immediately preceding calendar year or (B) 6% of 70% of Daniel Green's Net Sales of Daniel Green brand name products shipped for calendar year 2001 (the "Daniel Green Brand Annual Minimum Payment") (the annual payment collectively referred to as the "Daniel Green Brand Payment"). Daniel Green shall deliver a certificate at the Closing setting forth the Daniel Green Brand Annual Minimum Payment and the supporting calculation therefor.

               (ii) L.B. Evans Brand Payment. On or before March 1, 2003, March 1, 2004, March 1, 2005 and March 1, 2006, in accordance with the terms of the L.B. Evans Acquisition Agreement, Elan-Polo shall pay an amount equal to (A) 8% of the Net Sales of all L.B. Evans brand name products sold during calendar year 2002 and an amount equal to 6.25% of the Net Sales of all L.B. Evans brand name products sold during the calendar years 2003, 2004 and 2005 or (B) 6.25% of 70% of Daniel Green's Net Sales of L.B. Evans brand name products shipped for calendar year 2001 (the "L.B. Evans Brand Annual Minimum Payment") (the annual payments collectively referred to as the "L.B. Evans Brand Payment"). Daniel Green shall deliver a certificate at Closing setting forth the L.B. Evans Brand Annual Minimum Payment and the supporting calculation therefor.

               (iii) Net Sales Definition. "Net Sales" means the gross sales price of all products during the relevant period, less all trade, quantity and cash discounts actually allowed and taken, credits or allowances actually granted on account of rejection or returns; actual charges for bad debts and billing errors; value added and excise taxes and duties; sales taxes (excluding taxes paid on income); and other governmental charges actually paid.


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               (iv)  Obligations  of  Elan-Polo  Relating to Deferred  Payments.
          During the periods for which any Daniel Green Brand Payment or L.B. Evans Brand Payments shall be due under this Section 2.2(b), Elan-Polo shall:

                    (A) Deliver to Daniel Green  statements  of Net Sales of the
               Daniel Green and L.B. Evans products sold by Elan-Polo during each calendar quarter within thirty (30) days following the end of such calendar quarter. Each such statement shall be in reasonable detail and shall set forth Elan-Polo's Net Sales of Daniel Green and L.B. Evans product sold by Elan-Polo, on a product-by-product basis, for the period to which it relates certified by Elan-Polo's Chief Financial Officer.

                    (B) Maintain complete, true and correct books of account concerning the sale of Daniel Green and L.B. Evans products in sufficient detail to enable both the Daniel Green Brand Payment and the L.B. Evans Brand Payment to be readily computed and verified. Elan-Polo shall permit Daniel Green, its agents and/or independent public accountants, to have full access to such books of account (including the right to make copies thereof) during normal business hours and upon reasonable notice to Elan-Polo.

                    (C) If Daniel Green  concludes,  after review of Elan-Polo's statements of Net Sales and/or books of account, that additional payments are owing to Daniel Green under this Section 2.2(b) with respect to the period(s) reviewed, then Daniel Green shall notify Elan-Polo in writing of its determination, which notice (the "Deficiency Notice") shall set forth in detail the basis for Daniel Green's determination that additional amounts are due and owing and the amount thereof. If Daniel Green and Elan-Polo are unable to resolve the disputed items within ten (10) business days after Elan-Polo receives the Deficiency Notice, the matter shall be determined in accordance with Section 2.2(c).

                    (D) Elan-Polo shall exercise best efforts to sell the maximum amount of Daniel Green and L.B. Evans brand products during the deferred payment periods for which the Daniel Green Brand Payment and the L.B. Evans Brand Payment is due.

                    (E) If either the  Daniel  Green  Brand  Payment or the L.B.
               Evans Brand Payment is not paid when due, interest shall be due on the delinquent amount at the prime rate then published in the Wall Street Journal plus 3%. In the event that Daniel Green must commence legal action to collect such payments, Elan-Polo shall be responsible for and pay all of the attorneys' fees incurred by Daniel Green in connection therewith.

                    (F) To secure the deferred  payments  hereunder this Section
               2.2(b), Elan-Polo shall grant to Daniel Green a security interest in the Acquired Trademarks and related goodwill on the terms and conditions set forth in the Collateral Assignment in the form of
               Exhibit I annexed hereto, which Elan-Polo shall execute and deliver to Daniel Green at Closing.

          (c) Payment Disputes. If any amounts are disputed under Section 2.2(a) or 2.2(b), the parties shall refer the dispute to Deloitte & Touche, to finally determine, as soon as practicable, and in any event within ninety
     (90) days after such reference, the amounts, if any, owing to Daniel Green for the period(s) under consideration. Amounts, if any, determined by Deloitte & Touche to be owing shall bear interest at the rate of 10% per annum from the date the amounts should originally have been paid. The fees and expenses of Deloitte & Touche incurred for this purpose shall be allocated between the parties by Deloitte & Touche in proportion to the extent either party did not prevail on items in dispute; provided that such fees and expenses shall not include, so long as a party complies with the procedures of this Section 2.2(c), the other party's outside counsel or accounting fees. All determinations by Deloitte & Touche shall be final, binding, and conclusive with respect to (i) amounts owing to Daniel Green for the period(s) in dispute, including interest thereon, and (ii) the allocation of its fees and expenses. Judgment upon the award rendered by Deloitte & Touche may be entered in any court having jurisdiction thereof.

                                   ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF DANIEL GREEN

         Daniel Green represents and warrants to Elan-Polo as follows:

         Section 3.1  Organization.

          (a) Daniel Green is a corporation duly organized, validly existing and in good standing under the laws of the State of Massachusetts and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have a material adverse effect on the Acquired Asset. Daniel Green is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not in the aggregate have a material adverse effect on the Acquired Assets.

          (b) For purposes of this Agreement, any reference to any event, change or effect having a "material adverse effect on the Acquired Assets" means such event, change or effect which is materially adverse to (A) the Acquired Assets, taken as a whole, or (B) the ability of Daniel Green to consummate the transactions contemplated hereby.

     Section 3.2 Authority. Daniel Green, has the requisite corporate power and authority to execute and deliver this Agreement and the Daniel Green Closing Documents and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Daniel Green Closing Documents by Daniel Green and the consummation by Daniel Green of the transactions contemplated hereby and thereby have been duly authorized by the Daniel Green Board of Directors, and no other corporate proceedings on the part of Daniel Green are necessary to authorize this Agreement and the Daniel Green Closing Documents, or to consummate the transactions so contemplated. This Agreement has been and each of the Daniel Green Closing Documents will be duly executed and delivered by Daniel Green and constitutes or (to the extent such agreement is not being entered into as of the date hereof) will constitute a valid and binding obligation of each of Daniel Green, enforceable against it in accordance with its terms.

     Section 3.3 Consents and Approvals;  No Violations.  Except as set forth in
Section 3.3 of the Daniel Green Disclosure Schedule, none of the execution, delivery or performance of this Agreement or the Daniel Green Closing Documents by Daniel Green, or the consummation by

Daniel Green of the transactions contemplated hereby or thereby and compliance by Daniel Green with any of the provisions hereof or thereof will (i) conflict with or result in any breach of any provisions of the Articles of Organization or By-Laws of Daniel Green, (ii) require any filing by Daniel Green with, or any permit, authorization, consent or approval to be obtained by Daniel Green, any court, arbitral tribunal, administrative agency or commission or other governmental or regulatory authority or administrative agency or commission whether domestic or foreign (a "Governmental Entity") (except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings would not have a material adverse effect on the Acquired Assets), (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, or result in the creation of any Encumbrance on any of the Acquired Assets pursuant to, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement, franchise, permit, concession or other instrument, obligation, understanding, commitment or other arrangement to which Daniel Green is a party or by which any of them or any of their properties or assets may be bound or affected (each, a "Contract"), or (iv) violate any order, writ, injunction, decree, statute, ordinance, rule or regulation applicable to Daniel Green, except, in the case of clauses (iii) and (v), for violations, breaches or defaults which would not, individually or in the aggregate, have a material adverse effect on the Acquired Assets.

     Section 3.4 Title to Acquired Assets. Except as set forth in Section 3.4 of the Daniel Green Disclosure Schedule, Daniel Green directly or indirectly owns or has a valid leasehold interest in the Acquired Assets, Intangible Acquired Assets and the Acquired Intellectual Property, free and clear of any Encumbrances. At the Closing, Elan-Polo will, directly or indirectly, acquire good and marketable title to, or a valid leasehold interest in, the Acquired Assets, Intangible Acquired Assets and the Acquired Intellectual Property, free and clear of any Encumbrances

     Section 3.5 Certain Contracts. Daniel Green has delivered to Elan-Polo true and correct copies of the L.B. Evans Acquisition Agreement. Daniel Green is not in material breach of the agreement and such agreement is in full force and effect and neither party to such agreement has made a claim to the other party to the contrary.

     Section 3.6 Litigation. Except as set forth in Section 3.6 of the Daniel Green Disclosure Schedule, there is no suit, claim, action, proceeding or, to Daniel Green's Knowledge (as defined below) investigation pending or threatened, against Daniel Green before any Governmental Entity relating to the Acquired Assets. Except as disclosed in Section 3.5 of the Daniel Green Disclosure Schedule, Daniel Green is not subject to any outstanding order, writ, injunction or decree, domestic or foreign, affecting the Acquired Assets or the transactions contemplated hereunder. For the purposes of this Agreement, "Daniel Green's Knowledge" shall mean the actual knowledge, after reasonable inquiry, of the officers of Daniel Green listed in Section 3.6 of the Daniel Green Disclosure Schedule.

     Section 3.7 No Violation of Law. Except as set forth in Section 3.7 of the Daniel Green Disclosure Schedule, Daniel Green's portion of the Acquired Assets is not in conflict with, or in default or violation of, or, to Daniel Green's Knowledge, is under investigation with respect to or has been given notice or been charged by any Governmental Entity with any violation of, any law, statute, order, rule, regulation, ordinance or judgment, except for violations which do not relate to the Acquired Assets or which, in the aggregate, do not have a material adverse effect on the Acquired Assets.

     Section 3.8 Authorizations. Section 3.8 of the Daniel Green Disclosure Schedule sets forth a list of all permits, authorizations and waivers issued by Governmental Authorities (collectively, "Authorizations") that are necessary for Elan-Polo to be able to sell the Acquired Inventory. Except for those Authorizations identified in Section 3.8 of the Daniel Green Disclosure Schedule, Daniel Green has, and as of the Closing Date Elan-Polo will acquire, all of the Authorizations. To Daniel Green's Knowledge, no event has occurred or other fact exists with respect to the Authorizations that permits, or after notice or lapse of time or both would permit, revocation or termination of any of the Authorizations or would result in any other impairment of the rights of the holder of any of the Authorizations. Daniel Green has duly and timely performed their respective obligations under the Authorizations in all material respects. There is not pending or, to Daniel Green's Knowledge, threatened, any application, petition, objection or other pleading with any Governmental Entity which challenges or questions the validity of or any rights of the holder under any Authorization.

     Section 3.9 Acquired Trademarks. Schedule 1.1 of the Daniel Green Disclosure Schedule contains a complete and accurate list of all of the trademarks necessary to sell the Acquired Inventory. The Acquired Trademarks do not, to Daniel Green's Knowledge, conflict or infringe in any way with any trademark right of any third party that, individually or in the aggregate, is reasonably likely to have a material adverse effect on the Acquired Assets, and there is no claim, suit, action or proceeding pending or to Daniel Green's Knowledge threatened against Daniel Green (a) alleging that use of the Acquired Trademarks conflicts or infringes in any way with any third party's trademark rights, or (b) challenging Daniel Green's ownership of or right to use or the validity of any Acquired Inventory.

     Section 3.10 Brokerage and Finder's Fees. Neither Daniel Green nor any of its affiliates has employed any broker, finder or agent, or agreed to pay or incurred any brokerage fee, finder's fee or commission with respect to the transactions contemplated by this Agreement, or dealt with anyone purporting to act in the capacity of a broker, finder or agent with respect thereto, as a result of which any claim for a fee can be asserted against Daniel Green.

                                   ARTICLE IV
                   REPRESENTATIONS AND WARRANTIES OF ELAN-POLO

     Elan-Polo represents and warrant to Daniel Green as follows:

     Section 4.1 Organization.

          (a) Elan-Polo is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted except where the failure to be so organized, existing and in good standing or to have such power and authority would not have a "material adverse effect on Elan-Polo" (as defined below). Elan-Polo is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not in the aggregate have a material adverse effect on Elan-Polo.

          (b) As used in this Agreement, any reference to any event, change or effect having a "material adverse effect on Elan-Polo" means such event, change or effect which is materially adverse to (i) the business, properties, assets, results of operations or financial condition of Elan-Polo and its subsidiaries, taken as a whole, or (ii) the ability of Elan-Polo to consummate the transactions contemplated hereby.

     Section 4.2 Authority. Elan-Polo has the requisite corporate power and authority to execute and deliver this Agreement and the Elan-Polo Closing Documents and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Elan-Polo Closing Documents by Elan-Polo and the consummation by Elan-Polo of the transactions contemplated hereby and thereby have been duly authorized by the Boards of Directors of Elan-Polo, and no other corporate proceedings on the part of Elan-Polo are necessary to authorize this Agreement and the Elan-Polo Closing Documents (to the extent it will be a party thereto) or for Elan-Polo to consummate the transactions so contemplated. This Agreement has been, and each of the Elan-Polo Closing Documents will be, duly executed and delivered by Elan-Polo (to the extent such agreement is not being entered into as of the date hereof) will constitute a valid and binding obligation of Elan-Polo, enforceable against Elan-Polo in accordance with its terms.

     Section 4.3 Consents and Approvals; No Violations.

          (a) Neither the execution, delivery or performance of this Agreement by Elan-Polo or the consummation of the transactions contemplated hereby or by the Elan-Polo Closing Documents nor compliance by Elan-Polo with any of the provisions hereof or thereof will (i) conflict with or result in any breach of any provision of the charter or by-laws of Elan-Polo, (ii) require any filing by Elan-Polo with, or any permit, authorization, consent or approval of, any Governmental Entity to be obtained by Elan-Polo, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement, franchise, permit, concession or other instrument, obligation, understanding, commitment or other arrangement to which Elan-Polo is a party or by which any of them or any of their properties or assets may be bound or affected, or (iv) violate any order, writ, injunction, decree, statute, ordinance, rule or regulation applicable to Elan-Polo, except, in the case of clauses (iii) or (iv), for violations, breaches or defaults which would not, individually or in the aggregate, have a material adverse effect on Elan-Polo.

          (b) Elan-Polo is not in conflict with, or in default or violation of, any note, bond, mortgage, indenture, lease, license, contract, agreement, franchise, permit, concession or other instrument, obligation, understanding, commitment or other arrangement to which Elan-Polo is a party or by which its properties or assets may be bound or affected, except for any such conflicts, defaults or violations which have not had and are not likely to have a material adverse effect on Elan-Polo.

     Section 4.4 Litigation. There is no suit, claim, action, proceeding or, to Elan-Polo's Knowledge (as defined below), investigation pending or threatened, against Elan-Polo before any Governmental Entity which, if adversely determined, individually or in the aggregate, would have a material adverse effect on Elan-Polo. Elan-Polo is not subject to any outstanding order, writ, injunction or decree, domestic or foreign, which, individually or in the aggregate, has had or could reasonably be expected to have a material adverse effect on Elan-Polo or relates to the transactions contemplated by this Agreement. For the purposes of this Agreement, "Elan-Polo's Knowledge" shall mean the actual knowledge, after reasonable inquiry, of the officers of Elan-Polo.

     Section 4.5 Brokerage and Finder's Fees. Neither Elan-Polo nor any of its affiliates has employed any broker, finder or agent, or agreed to pay or incurred any brokerage fee, finder's fee or commission with respect to the transactions contemplated by this Agreement, or dealt with anyone purporting to act in the capacity of a broker, finder or agent with respect thereto, as a result of which any claim for a fee can be asserted against Elan-Polo.

     Section 4.6. Sufficient Funds and Credit Availability. Elan-Polo has sufficient funds and credit availability to fund payment in full of the cash portion of the Purchase Price anticipated to be due at Closing and to secure the L/C upon the consummation of the transactions contemplated hereby.

     Section 4.7 Reliance On Representations And Warranties. Elan-Polo acknowledges that it enters into this Agreement and agrees to consummate the transactions contemplated hereby in sole reliance on the express representations and warranties contained in this Agreement and not upon any other information furnished to Elan-Polo by Daniel Green. ELAN-POLO FURTHER ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN, DANIEL GREEN MAKES NO REPRESENTATION OR WARRANTY CONCERNING THE ACQUIRED ASSETS, INCLUDING AS TO THE QUALITY, CONDITION, MERCHANTABILITY, SALABILITY, OBSOLESCENCE, WORKING ORDER OR FITNESS FOR A PARTICULAR PURPOSE THEREOF. EXCEPT AS SO SET FORTH, THE ACQUIRED ASSETS ARE SOLD TO ELAN-POLO "AS IS AND WHERE IS."

                                    ARTICLE V
                                    COVENANTS

     Section 5.1 Conduct of Daniel Green's Business. During the period from the date of this Agreement and continuing until the Closing Date, Daniel Green agrees that, except for the transactions expressly provided for in this Agreement, or to the extent that Elan-Polo shall otherwise consent in writing:

          (a) Ordinary Course. Daniel Green shall conduct the operations of its business that involve only the sale of products under the Acquired Brands in the usual, regular and ordinary course consistent with past practice and preserve substantially intact the relationships with customers and suppliers relating to that portion of its business.

          (b) Restrictions on Dispositions. Daniel Green shall not sell, lease, license, encumber or otherwise dispose of, or agree to sell, lease, license, encumber or otherwise dispose of, any (i) Acquired Assets other than the sale of inventory in the ordinary course of the business consistent with past practice or (ii) Acquired Inventory at a price that is substantially less than Daniel Green's published price for such products.

     Section 5.2 Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and under applicable contracts, laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including satisfying all conditions precedent that are under their respective control, and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them.

     Section 5.3 Access to Information. Upon reasonable notice, Daniel Green shall afford to the officers, employees, accountants, counsel and other representatives of Elan-Polo, access, during normal business hours during the period prior to the Closing Date and for a reasonable period of time following the Closing Date to the extent necessary for Elan-Polo to prepare or evaluate any schedules or filings contemplated by this Agreement, to all its properties, books, contracts, commitments and records and all other information related to the Acquired Assets, the Assumed Liabilities as Elan-Polo may reasonably request.

     Section 5.4 Confidentiality. Any and all information which is not generally known to the public which is exchanged between the parties in connection with this Agreement, or which is directly or indirectly obtained by one party from the other in connection with this Agreement, whether of a technical or business nature, shall be considered to be confidential. The parties agree that confidential information shall not be disclosed to any third party or parties without the written consent of the other party. Each party shall take reasonable measures to protect against nondisclosure of confidential information by its officers and employees. Confidential information shall not include any information (i) which is or becomes part of the public domain, (ii) which is obtained from third parties who are not bound by confidentiality obligations or
(iii) which is required to be disclosed by law, regulation, legal process or the rules of any state or federal regulatory agency or any national stock exchange. It is further understood and agreed that money damages would not be a sufficient remedy for any breach of this Section 5.4 and that the non-breaching party shall be entitled to specific performance as a remedy for any such breach. Such remedy shall not be deemed to be the exclusive remedy for such breach but shall be in addition to all other remedies available hereunder, at law or in equity, to the non-breaching party. The provisions of this section shall survive the termination of this Agreement.

     Section 5.5 Exclusivity. Daniel Green shall not, and it shall cause its agents, officers, partners, limited partners and all representatives, directly or indirectly, not to: (a) solicit or initiate the submission of proposals or offers from any entity or person for, (b) participate in any discussions pertaining to or (c) furnish any information to any entity or person other than Elan-Polo or its authorized agents relating to any acquisition or purchase of the Acquired Assets other than Acquired Inventory in the ordinary course of business.

     Section 5.6 Employee Matters. At Elan-Polo's request, Daniel Green shall cooperate with Elan-Polo in identifying those salesmen and sales managers of Daniel Green who sell products under the Acquired Brands and who Elan-Polo may wish to hire, either as employees or consultants and in facilitating the employment or the engagement as consultants by Elan-Polo, after the Closing Date, of such individuals, which Elan-Polo elects to employ or engage as a consultant, including permitting Elan-Polo to interview and offer employment or consulting agreements to such employees. The parties hereby acknowledge that Elan-Polo is under no obligation whatsoever to employ any current or future employees of Daniel Green.

     Section 5.7 Notification of Certain Matters. Each party shall give prompt notice to the other of (a) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be reasonably likely to cause (i) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect or (ii) any covenant, condition or agreement made by such party in this Agreement not to be complied with or satisfied in any material respect and (b) any failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder in any material respect; provided, however, that the delivery of any notice pursuant to this Section 5.7 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     Section 5.8 Fees and Expenses. Whether or not the transactions contemplated by this Agreement are consummated, except as otherwise specifically provided for in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

                                   ARTICLE VI
                                   CONDITIONS

     Section 6.1 Conditions to Each Party's Obligation to Close. The respective obligations of the parties to effect the transactions contemplated by this Agreement are subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

          (a) Government Approvals. All authorizations, consents, orders or approvals of, or declarations or filings with, any Governmental Entity shall have been obtained.

          (b) No Action. No action, suit or proceeding by any Governmental Entity before any court or governmental or regulatory authority shall be pending or threatened against either party challenging the validity or legality of the transactions contemplated by this Agreement.

     Section 6.2 Conditions of Obligations of Elan-Polo. The obligations of Elan-Polo to effect the transactions contemplated by this Agreement are subject to the satisfaction, on or prior to the Closing Date, of the following conditions unless waived by Daniel Green:

          (a) Representations and Warranties. The representations and warranties of Daniel Green set forth in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date.

          (b) Performance of Obligations of Daniel Green. Daniel Green shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

          (c) Daniel Green Closing Documents. Daniel Green shall have executed and delivered to Elan-Polo all Daniel Green Closing Documents.

     Section 6.3 Conditions of Obligations of Daniel Green. The obligation of Daniel Green to effect the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions, on or prior to the Closing Date, unless waived by Elan-Polo:

          (a) Representations and Warranties. The representations and warranties of Elan-Polo set forth in this Agreement shall be true and correct in all material respects as of the date hereof, and as of the Closing Date as though made on and as of the Closing Date.

          (b) Performance of Obligations of Elan-Polo. Elan-Polo shall have performed in all material respects all obligations required to be performed by Elan-Polo under this Agreement at or prior to the Closing Date.

          (c) Manufactures and Traders Trust And Other Third Party Consents. Manufacturers and Traders Trust Company shall have consented to the consummation of the transactions contemplated hereunder on terms and conditions acceptable to Daniel Green and all other third party consents set forth in Schedule 3.3 shall have been obtained.

          (d) Elan-Polo Closing Documents. Elan-Polo shall have executed and delivered to Daniel Green all of the Elan-Polo Closing Documents.

     Section 6.4 If Conditions Not Satisfied. In the event that any of the foregoing conditions of obligations of a party shall fail to have been satisfied, such party may elect, in its sole discretion, to consummate the transactions contemplated by this Agreement despite such failure, in which event such party shall be deemed to have waived any claim for damages, Losses or other relief arising from or in connection with such failure, unless otherwise agreed in a writing executed by both parties.

                                  ARTICLE VII
                             POST-CLOSING COVENANTS

     Section 7.1 Returned Inventory. If, following the Closing, any Daniel Green customers return to Daniel Green any product that, immediately prior to the Closing, would have constituted Carry-over A styles or Carry-over B styles in the Acquired Inventory on the Closing Date (the "Returned Inventory"), then Daniel Green shall have the right by written notice to Elan-Polo to require Elan-Polo to purchase, and upon such written notice, Elan-Polo shall purchase from Daniel Green, such Returned Inventory for a purchase price equal to the amount of the product returned multiplied by the applicable purchase price under
Section 2.2(a)(i). The principal amount of the Note referred to above in Section 2.2(a)(vi)(B) shall be adjusted to include the Returned Inventory purchase price. Daniel Green shall be responsible for all handling, reboxing, or restocking expense associated with any Returned Inventory.

     Section 7.2 Books and Records.

          (a) Elan-Polo shall not within six (6) years after the Closing Date dispose of or destroy any business records or files related to the Acquired Assets for periods prior to the Closing Date, without first offering to turn over possession thereof to Daniel Green by written notice at least thirty (30) days prior to the proposed dates of such disposition or destruction.

          (b) From and after the Closing Date, to the extent reasonably required by in connection with the preparation of tax returns or other legitimate purposes specified in writing, Elan-Polo shall allow Daniel Green and its agents access to all business records and files related to the Acquired Assets for all periods prior to the Closing Date, upon reasonable advance notice during normal working hours, and Daniel Green shall have the right, at its own expense, to make copies of any such records and files, provided, however, that any such access or copying shall be had or done in such a manner so as not to interfere with the normal conduct of business.

     Section 7.3 Daniel Green Corporate Name. At the Closing, Elan-Polo shall be deemed to grant to Daniel Green a royalty free, worldwide, perpetual and non-terminable license to use the name "Daniel Green" solely in its corporate name. Daniel Green shall agree to use its reasonable best efforts to effectuate a corporate name change to a name sufficiently dissimilar from "Daniel Green" as soon as reasonably practicable after the Closing, but in no event later than twelve (12) months following the Closing.

     Section 7.4 Bulk Sales Law. Elan-Polo hereby waives compliance with any bulk sales law in connection with the transactions contemplated by this Agreement. Daniel Green agrees to pay and discharge all claims of creditors which may be asserted against Elan-Polo by reason of Daniel Green's non-compliance with the provisions of the bulk sales law of any state (excluding Assumed Liabilities) which may require bulk sales law compliance on account of the provisions herein and the transactions contemplated hereby.

     Section 7.5 Further Assurances; Subsequent Transfers. From time to time, each of the parties hereto will execute and deliver such further instruments and will take such other actions as Elan-Polo, on the one hand, or Daniel Green, on the other hand, may reasonably request in order to effectuate the purposes of this Agreement and to carry out the terms hereof; provided, however, that Elan-Polo shall not agree to amend or otherwise modify any contract constituting a part of the Acquired Assets in connection with the obtaining of any such consent in any manner which would place any additional restraints or requirements on Daniel Green or Elan-Polo or which would increase any of the payments to be made by Daniel Green thereunder without the written consent of Daniel Green. Without limiting the generality of the foregoing, at any time and from time to time after the Closing Date, (i) at the request of Elan-Polo, Daniel Green will execute and deliver such other instruments of transfer, and take such action as Elan-Polo may reasonably deem necessary in order to effectively transfer, convey and assign to Elan-Polo all of the Acquired Assets, to put Elan-Polo in actual possession and operating control thereof and to permit Elan-Polo to exercise all rights with respect thereto (including, without limitation, rights under contracts and other arrangements as to which the consent of any third party to the transfer thereof shall not have previously been obtained) and to properly assume and discharge the related Assumed Liabilities, and (ii) at the request of Daniel Green, Elan-Polo will execute and deliver such other instruments and agreements, and take such action, as Daniel Green may reasonably deem necessary in order ensure that Elan-Polo has assumed from Daniel Green all of the Assumed Liabilities and to confirm Daniel Green's right, title and interest in and to the Retained Assets.

                                  ARTICLE VIII
                                 INDEMNIFICATION

     Section 8.1 Survival of Representations and Warranties.

          (a) Except for Sections 3.1, 3.2, 4.1, 4.2 and 4.7, all representations and warranties of the parties set forth in this Agreement shall terminate and expire on the first anniversary of the Closing. Notice with respect to any claim in respect of any inaccuracy in or breach of any representation or warranty shall be in writing, shall state specifically the particulars of any inaccuracy or breach and shall be given to the party against which such claim is asserted. Any representation or warranty shall survive the time it would otherwise terminate pursuant to this Section 8.1 to the extent that the party claiming indemnification for such breach shall have delivered to the other party written notice setting forth with reasonable specificity the basis of such claim prior to the expiration of such time pursuant to this Section 8.1; provided, that after the delivery of any such notice, the party claiming indemnification shall expeditiously pursue the resolution of such claim.

          (b) All covenants and agreements made by the parties to this Agreement which contemplate performance following the Closing Date, including, but not limited to, Sections 2.2(a)(v), 2.2(b) and 7.4, shall survive the Closing Date. All other covenants and agreements shall not survive the Closing Date and shall terminate as of the Closing.

     Section 8.2 Daniel Green's Indemnification. Subject to the terms and conditions herein, Daniel Green hereby agrees to indemnify and hold Elan-Polo and its directors, officers, stockholders, employees and agents ("Daniel Green Indemnitees") harmless from all costs, expenses and damages (including, without limitation, interest, penalties and reasonable attorneys' fees and disbursements incurred in enforcing its rights hereunder) ("Losses") arising out of or resulting from or caused by (a) any breach of Daniel Green's representations, warranties or covenants contained herein or (b) any liabilities of Daniel Green, except for the Assumed Liabilities.

     Section 8.3 Elan-Polo's Indemnification. Subject to the terms and conditions herein, Elan-Polo hereby agrees to indemnify, defend and hold Daniel Green and its directors, officers, stockholders, employees and agents ("Elan-Polo Indemnitees") harmless from all Losses resulting from or caused by
(a) any breach of Elan-Polo's representations, warranties or covenants contained herein or (b) any Assumed Liabilities.

     Section 8.4 Procedures.

          (a) If any Daniel Green Indemnitee or Elan-Polo Indemnitee (collectively, an "Indemnified Party") believes that it has suffered or incurred or will suffer or incur any Losses for which it is entitled to indemnification under this Article VIII, such Indemnified Party shall so notify the party or parties from whom indemnification is being claimed (the "Indemnifying Party") with reasonable promptness and reasonable particularity in light of the circumstances then existing. If any action at law or suit in equity is instituted by or against a third party with respect to which any Indemnified Party intends to claim any Losses, such Indemnified Party shall promptly notify the Indemnifying Party of such action or suit. The failure of an Indemnified Party to give any notice required by this Section shall not affect any of such party's rights under this Article VIII or otherwise except and to the extent that such failure is actually prejudicial to the rights or obligations of the Indemnified Party.

          (b) The Indemnified Party shall have the right to conduct and control, through counsel of its choosing, the defense of any third party claim, action or suit, and the Indemnified Party may compromise or settle the same, provided that the Indemnified Party shall give the Indemnifying Party advance notice of any proposed compromise or settlement and the Indemnifying Party shall have consented to the proposed compromise or settlement. The Indemnified Party shall permit the Indemnifying Party to participate in the defense of any such action or suit through counsel chosen by the Indemnifying Party, provided that the fees and expenses of such counsel shall be borne by the Indemnifying Party. If the Indemnified Party permits the Indemnifying Party to undertake, conduct and control the conduct and settlement of such action or suit, the Indemnifying Party shall not thereby permit to exist any Encumbrance upon any asset of the Indemnified Party as a result of the claim being indemnified; the Indemnifying Party shall not consent to any settlement that does not include as an unconditional term thereof the giving of a complete release from liability with respect to such action or suit to the Indemnified Party. The Indemnifying Party shall permit the Indemnified Party to participate in any settlement negotiations through counsel chosen by the Indemnified Party (at its own cost and expense); and the Indemnifying Party shall agree promptly to reimburse the Indemnified Party for the full amount of any Losses including fees and expenses of counsel for the Indemnified Party incurred after giving the foregoing notice to the Indemnifying Party and prior to the assumption of the conduct and control of such action or suit by the Indemnifying Party.

     Section 8.5 Limitations on Indemnification Rights.

          (a) Threshold Amount. An Indemnifying Party under this Article VIII shall not be liable to the Indemnified Party for any misrepresentation or breach of warranty unless and until the Losses therefrom exceed $10,000 in the aggregate, PROVIDED, HOWEVER, that this limitation shall not apply with respect to the indemnification otherwise due for any third-party claims.

          (b) Maximum Amount. Notwithstanding anything herein, the maximum liability of Daniel Green hereunder for any breach of any representation or warranty shall be the aggregate purchase price attributable to the Acquired Inventory.

          (c) Time Period. The indemnification provisions under this Article VIII with respect solely to representations and warranties which expire after one year shall continue for one year from the Closing Date and shall terminate upon expiration of such period, PROVIDED, HOWEVER, that this limitation shall not apply with respect to the indemnification otherwise due for any third-party claims. Any claim or demand made under Section 8.1 against Daniel Green or Elan-Polo by the other of which notice has been given in good faith pursuant to Section 8.4 at or prior to the expiration of the related period shall continue to be subject to indemnification hereunder notwithstanding the expiration of such period.

     Section 8.6 Exclusivity. The parties hereby acknowledge and agree that as of and after the Closing, their sole and exclusive remedy with respect to any and all claims relating to the breach of representations and warranties under this Agreement shall be pursuant to the indemnification provisions set forth in this Article VIII. In furtherance of the foregoing, the parties hereby waive, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action it may have against the other arising under or based upon any federal, state or local statute, law ordinance, rule or regulation (including any such rights, claims or causes of action arising under or based upon common law or otherwise) with respect to all such claims. Notwithstanding anything else contained in this
Article  VIII,  neither  party  shall  be  entitled  to  consequential   damages
hereunder.

                                   ARTICLE IX
                            TERMINATION AND AMENDMENT

     Section 9.1 Termination. This Agreement may be terminated at any time prior to the Closing Date as follows:

          (a) by mutual written consent of Elan-Polo and Daniel Green;

          (b) by either party if the Closing shall not have occurred on or before December 31, 2001 (unless the failure to so consummate the Closing by such date shall be due to the action or failure to act of the party seeking to terminate this Agreement, which action or failure to act constitutes a breach of this Agreement);

          (c) by Elan-Polo if (i) there has been a breach on the part of Daniel Green in the representations, warranties or covenants of Elan-Polo set forth herein, or (ii) any failure on the part of Daniel Green to comply with its obligations hereunder, such that, in any such case, any of the conditions to the Closing set forth in Section 6.1 or 6.2(a) and (b) hereof could not be satisfied on or prior to December 31, 2001; or

          (d) by Daniel Green if (i) there has been a breach on the part of Elan-Polo in the representations, warranties or covenants of Elan-Polo set forth herein, or (ii) any failure on the part of Elan-Polo to comply with its obligations hereunder, such that, in any such case, any of the conditions to the Closing set forth in Section 6.1 or 6.3(a) and (b) hereof could not be satisfied on or prior to December 31, 2001.

     Section 9.2 Effect of Termination. In the event of a termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Elan-Polo, Daniel Green or their affiliates or respective officers or directors, other than the provisions of Section 5.4; provided, however, that any such termination shall not relieve any party from liability for any breach of this Agreement existing as of the date of termination.

                                    ARTICLE X
                                  MISCELLANEOUS

     Section 10.1 Amendment. This Agreement may be amended by the parties hereto at any time by an instrument in writing signed on behalf of each of the parties hereto.

     Section 10.2 Extension; Waiver. At any time prior to the Closing Date, the parties hereto may to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any of the agreements or conditions contained here. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

     Section 10.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given on the date delivered if delivered personally (including by reputable overnight courier) or on the date received if mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a) if to Daniel Green, to:

                      1080 Pittsford Victor Road, Suite 301
                      Pittsford, New York  14534
                      Attention:  James Riedman, Chief Executive Officer

              with a copy to:

                      Woods Oviatt Gilman LLP
                      700 Crossroads Building
                      Rochester, New York  14614
                      Attention:  Gordon E. Forth, Esq.

          (b) if to Elan-Polo, to:

                      630 Melrose Avenue
                      Nashville, Tennessee  37211
                      Attention:  Joseph V. Russell, President

               with a copy to:

                      Bobo, Hunt & White
                      P.O. Box 169
                      Shelbyville, Tennessee  37162
                      Attention: Fred B. Hunt, Jr.

     Section 10.4 Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." The phrases "the date of this Agreement," "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date first set forth in the beginning of this Agreement.

     Section 10.5 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when a counterpart has been signed by each of the parties and delivered to each of the other parties, it being understood that all parties need not sign the same counterpart.

     Section 10.6 Entire Agreement; No Third Party Beneficiaries. This Agreement (including the documents and the instruments referred to herein) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof, and (b) is not intended to confer upon any person other than the parties hereto and thereto any rights or remedies hereunder or thereunder.

     Section 10.7 Governing Law. This Agreement has been executed and delivered in the State of New York and shall be governed and construed in accordance with the laws of the State of New York without regard to any applicable conflicts of law principles.

     Section 10.8 Specific Performance. The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

     Section 10.9 Publicity. Except as otherwise required by law or the Nasdaq rules in the case Daniel Green for so long as this Agreement is in effect, neither Elan-Polo nor Daniel Green shall issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld or delayed.

     Section 10.10 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. This Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

                            [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, Elan-Polo and, Daniel Green have caused Acquisition Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                              ELAN-POLO, INC.

                              By:
                                  --------------------------------------------
                              Name:
                              Title:


                              DANIEL GREEN COMPANY

                              By:
                                  --------------------------------------------
                              Name:
                              Title:



                                List of Exhibits

            Exhibit A    -    Schedule of Defined Terms
            Exhibit B    -    Transition Services Agreement
            Exhibit C    -    Lease Agreement
            Exhibit D    -    Assignment and Assumption Agreement
            Exhibit E    -    Trademark Assignments
            Exhibit F    -    Acquired Inventory Product Style Classification
            Exhibit G    -    Bill of Sale
            Exhibit H    -    Promissory Note
            Exhibit I    -    Irrevocable Letter of Credit
            Exhibit J    -    Collateral Assignment